Exhibit 99.1

BRUSH ENGINEERED MATERIALS’ CHAIRMAN AND CHIEF EXECUTIVE OFFICER ANNOUNCES INTENTION TO RETIRE IN
MAY 2006

FOR IMMEDIATE RELEASE

Cleveland, Ohio – February 7, 2006 – Brush Engineered Materials Inc. (NYSE-BW) announced today that Chairman and Chief Executive Officer Gordon D. Harnett, age 63, has decided to retire effective with the Company’s annual meeting in May 2006. Mr. Harnett will also retire from the Board of Directors and will not stand for re-election at the annual meeting. Mr. Harnett became Chairman and Chief Executive Officer of Brush Engineered Materials in January 1991.

The Board of Directors intends to select President and Chief Operating Officer Richard (Dick) Hipple, age 53, to succeed Mr. Harnett as President, Chief Executive Officer and Chairman upon Mr. Harnett’s retirement. The Board has nominated Mr. Hipple to stand for election to the Board of Directors at the Annual Meeting of Shareholders and expects to elect him as Chairman of the Board upon Mr. Harnett’s retirement from the Board.

Commenting on the announcement, Gordon Harnett stated that “Today’s announcement reflects a very natural leadership transition process and the great confidence that I and the Board of Directors have in Dick Hipple and the next generation of leadership at Brush Engineered Materials.”

“When Dick was elevated to the position of President and Chief Operating Officer in early 2005, it was with the intention to prepare for this transition. Over the last several years we have successfully expanded and broadened our revenue base, improved our operational efficiency, reduced overhead and lowered our debt. These benefits will continue to unfold, and the leadership team is stronger than it ever has been and deserves the opportunity to step forward. Dick and I have worked together effectively as partners leading the Company over the past several years, and I expect this transition to be absolutely seamless.”

John Sherwin, Jr., Lead Director, commented that “Gordon Harnett has provided outstanding leadership to the Company during an exciting and challenging time in its history. The Company’s return to profitability is in large part a reflection of Mr. Harnett’s hard work and dedication. He has made an enormous contribution in transforming the Company to a global leader in high reliability engineered materials while simultaneously increasing shareholder value.”

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com